The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2022

Citigroup Global Markets Holdings Inc.	December , 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of an equally weighted basket composed of the basket components specified below.

▪	The securities offer modified exposure to the performance of the basket from the initial basket value to the final basket value, with (i) a digital (fixed) return at maturity so long as the final basket value is greater than or equal to the final barrier value and (ii) 1-to-1 participation in a limited range of potential appreciation of the basket in excess of the digital return. In exchange for these features, investors in the securities must be willing to forgo any appreciation of the basket in excess of the maximum return at maturity specified below and must be willing to forgo any dividends with respect to any basket component. In addition, investors in the securities must be willing to accept full downside exposure to the depreciation of the basket if the final basket value is less than the final barrier value. If the final basket value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the final basket value is less than the initial basket value. You may lose your entire investment in the securities.

▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Basket:	Basket Component	Weighting	Initial Basket Component Price*
	Health Care Select Sector SPDR® Fund	1/4	$
	Industrial Select Sector SPDR® Fund	1/4	$
	Real Estate Select Sector SPDR® Fund	1/4	$
	VanEck® Semiconductor ETF	1/4	$
*For each basket component, its closing price on the pricing date
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	December , 2022 (expected to be December 23, 2022)
Issue date:	December , 2022 (expected to be December 29, 2022)
Final valuation dates:	Expected to be December 29, 2023, January 2, 2024, January 3, 2024, January 4, 2024 and January 5, 2024, each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	January , 2024 (expected to be January 10, 2024), subject to postponement as described under “Additional Information” below
Payment at maturity:

You will receive at maturity for each security you then hold:

▪ If the final basket value is greater than or equal to the final barrier value:

$1,000 + the greater of (i) the digital return amount and (ii) $1,000 × the basket return, subject to the maximum return at maturity

▪ If the final basket value is less than the final barrier value:

$1,000 + ($1,000 × the basket return)

If the final basket value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

Initial basket value:	100
Final basket value:	The arithmetic average of the closing basket values on the final valuation dates
Digital return amount:	$55.00 per security (representing a digital return equal to 5.50% of the stated principal amount). You will receive the digital return amount only if the final basket value is greater than or equal to the final barrier value.
Basket return:	(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value
Closing basket value:	On any final valuation date, the closing basket value will be calculated as follows: 100 × [1 + the sum of the weighted basket component returns of the basket components on such date]
Weighted basket component return:	For each basket component on any final valuation date, its basket component return on such date multiplied by its weighting
Basket component return:	For each basket component on any final valuation date, (i) its closing price on such date minus its initial basket component price, divided by (ii) its initial basket component price
Maximum return at maturity:	$205.00 per security (20.50% of the stated principal amount). The payment at maturity per security will not exceed the stated principal amount plus the maximum return at maturity.
Final barrier value:	80.00, 80.00% of the initial basket value
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17330YV56 / US17330YV560
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $914.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $990.00 per security.

(3) CGMI will receive an underwriting fee of $10.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021      Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the basket components. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions”, “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF —Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement (except as set forth in the next two paragraphs). It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial basket component price for each basket component is a “Relevant Value” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial basket component price for each basket component is subject to adjustment upon the occurrence of any of the events described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” with respect to that basket component.

Postponement of a Final Valuation Date; Postponement of the Maturity Date. If any scheduled final valuation date is not a scheduled trading day for a basket component, that final valuation date with respect to that basket component will be postponed to the next succeeding scheduled trading day for that basket component. In addition, if a market disruption event occurs with respect to a basket component on any scheduled final valuation date, the calculation agent may, but is not required to, postpone that final valuation date for that basket component to the next succeeding scheduled trading day for that basket component on which a market disruption event does not occur with respect to that basket component. If any final valuation date is postponed for any basket component so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date for that basket component will be postponed to the next succeeding scheduled trading day for that basket component (subject to further postponement as provided above if a market disruption event occurs with respect to that basket component on such succeeding scheduled trading day). However, in no event will any scheduled final valuation date for any basket component be postponed more than five scheduled trading days for that basket component after that originally scheduled final valuation date as a result of a market disruption event occurring on that scheduled final valuation date or on an earlier scheduled final valuation date (in each case, as any such scheduled final valuation date may be postponed). The postponement of a final valuation date for one basket component will not result in the postponement of a final valuation date for any other basket component. If the last final valuation date is postponed for any basket component so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date for any basket component as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

Closing Price. The “closing price” of each basket component on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of the basket components are their respective shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

December 2022	PS-2

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the securities will not receive any dividends with respect to the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the basket components” below.

Enhanced Barrier Digital Plus Notes Payment at Maturity Diagram

■ The Securities	■ The Basket
December 2022	PS-3

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

The table and examples below illustrate various hypothetical payments at maturity assuming various hypothetical final basket values. Your actual payment at maturity per security will depend on the actual final basket value and may differ substantially from any example shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final basket value is greater than or less than the final barrier value and by how much.

Hypothetical Final Basket Value	Hypothetical Basket Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
200.00	100.00%	$1,205.00	20.50%
180.00	80.00%	$1,205.00	20.50%
160.00	60.00%	$1,205.00	20.50%
140.00	40.00%	$1,205.00	20.50%
120.50	20.50%	$1,205.00	20.50%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.50	5.50%	$1,055.00	5.50%
105.00	5.00%	$1,055.00	5.50%
101.00	1.00%	$1,055.00	5.50%
100.00	0.00%	$1,055.00	5.50%
95.00	-5.00%	$1,055.00	5.50%
90.00	-10.00%	$1,055.00	5.50%
80.00	-20.00%	$1,055.00	5.50%
79.99	-20.01%	$799.90	-20.01%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Upside Scenario A. The final basket value is 105.00, resulting in a 5.00% basket return. In this example, the final basket value is greater than the final barrier value, and the digital return is greater than the basket return.

Payment at maturity per security = $1,000 + the greater of (i) the digital return amount and (ii) $1,000 × the basket return, subject to the maximum return at maturity

= $1,000 + the greater of (i) $55.00 and (ii) $1,000 × 5.00%, subject to the maximum return at maturity

= $1,000 + $55.00

= $1,055.00

In this scenario, because the final basket value is greater than the final barrier value and the digital return is greater than the basket return, your total return at maturity would equal the digital return.

Example 2—Upside Scenario B. The final basket value is 120.00, resulting in a 20.00% basket return. In this example, the final basket value is greater than the final barrier value, and the basket return is greater than the digital return but less than the maximum return at maturity.

Payment at maturity per security = $1,000 + the greater of (i) the digital return amount and (ii) $1,000 × the basket return, subject to the maximum return at maturity

= $1,000 + the greater of (i) $55.00 and (ii) $1,000 × 20.00%, subject to the maximum return at maturity

= $1,000 + $200.00, subject to the maximum return at maturity

= $1,200.00

In this scenario, because the final basket value is greater than the final barrier value and the basket return is greater than the digital return but less than the maximum return at maturity, your total return at maturity would equal the basket return.

Example 3—Upside Scenario C. The final basket value is 150.00, resulting in a 50.00% basket return. In this example, the final basket value is greater than the final barrier value, and the basket return is greater than both the digital return and the maximum return at maturity.

Payment at maturity per security = $1,000 + the greater of (i) the digital return amount and (ii) $1,000 × the basket return, subject to the maximum return at maturity

= $1,000 + the greater of (i) $55.00 and (ii) $1,000 × 50.00%, subject to the maximum return at maturity

= $1,000 + $500.00, subject to the maximum return at maturity

= $1,205.00

December 2022	PS-4

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

In this scenario, the final basket value is greater than the final barrier value and the basket return is greater than both the digital return and the maximum return at maturity. As a result, your total return at maturity in this scenario would be limited to the maximum return at maturity, and an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

Example 4—Upside Scenario D. The final basket value is 90.00, resulting in a -10.00% basket return. In this example, the final basket value is greater than the final barrier value, and the digital return is greater than the basket return.

Payment at maturity per security = $1,000 + the greater of (i) the digital return amount and (ii) $1,000 × the basket return, subject to the maximum return at maturity

= $1,000 + the greater of (i) $55.00 and (ii) $1,000 × -10.00%, subject to the maximum return at maturity

= $1,000 + $55.00

= $1,055.00

In this scenario, the basket has depreciated from the initial basket value to the final basket value, but not below the final barrier value. Because the final basket value is greater than the final barrier value and the digital return is greater than the basket return, your total return on the securities at maturity would equal the digital return.

Example 5—Downside Scenario. The final basket value is 30.00, resulting in a -70.00% basket return. In this example, the final basket value is less than the final barrier value.

Payment at maturity per security = $1,000 + ($1,000 × the basket return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

In this scenario, the basket has depreciated from the initial basket value to the final basket value and the final basket value is less than the final barrier value. As a result, your total return at maturity in this scenario would be negative and would reflect 1-to-1 exposure to the negative performance of the basket.

December 2022	PS-5

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the final basket value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the basket has depreciated from the initial basket value to the final basket value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the basket appreciates by significantly more than the maximum return at maturity. If the basket appreciates by more than the maximum return at maturity, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the basket. When lost dividends are taken into account, the securities may underperform an alternative investment providing 1-to-1 exposure to the performance of the basket even if the basket appreciates by less than the maximum return at maturity.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not receive dividends or have any other rights with respect to the basket components. You will not receive any dividends with respect to the basket components. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the basket components or the stocks included in the basket components.

▪	The payment at maturity on the securities is based on the arithmetic average of the closing basket values on the five final valuation dates. As a result, you are subject to the risk that the closing basket values on those five final valuation dates will result in a less favorable return than you would have received based on the closing prices of the basket components on other days during the term of the securities. If you had invested directly in the basket components, you might have achieved better returns. In addition, because the final basket value is based on the average of the closing basket values of the basket components over the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the closing basket values of the basket components on only one of those five final valuation dates.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

December 2022	PS-6

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing prices of the basket components, dividend yields on the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing prices of the basket components, the volatility of, and correlation between, the closing prices of the basket components, dividend yields on the basket components, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing prices of the basket components may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Changes in the closing prices of the basket components may offset each other. The performances of the basket components may not be correlated with each other. If one of the basket components appreciates, the other basket component may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the price of the other basket component.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the basket components specifically. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket value to the final basket value.

▪	An investment in the securities is not a diversified investment. The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the basket components differ in important respects, they each track the performance of a specific sector in equity markets, and each may perform poorly if there is a global downturn in equity markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket components will offset the risk that we and Citigroup Inc. may default on our obligations.

▪	The Health Care Select Sector SPDR® Fund is subject to risks associated with the health care sector. All or substantially all of the securities held by the Health Care Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the health care sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Companies in the health care sector are subject to extensive government regulation and their

December 2022	PS-7

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of health care through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. These factors could affect the health care sector and could affect the price of the equity securities held by the Health Care Select Sector SPDR® Fund and the price of the Health Care Select Sector SPDR® Fund during the term of the securities, which may adversely affect the value of your securities.

▪	The Industrial Select Sector SPDR® Fund is subject to risks associated with the industrial sector. All or substantially all of the equity securities held by the Industrial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the industrial sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Industrial companies are affected by supply and demand both for their specific product or service and for industrial sector products in general. Government regulation, world events, exchange rates and economic conditions, technological developments and liabilities for environmental damage and general civil liabilities will likewise affect the performance of these companies. Aerospace and defense companies, a component of the industrial sector, can be significantly affected by government spending policies because companies involved in this industry rely, to a significant extent, on U.S. and foreign government demand for their products and services. Thus, the financial condition of, and investor interest in, aerospace and defense companies are heavily influenced by governmental defense spending policies, which are typically under pressure from efforts to control the U.S. (and other) government budgets. Transportation securities, a component of the industrial sector, are cyclical and have occasional sharp price movements, which may result from changes in the economy, fuel prices, labor agreements and insurance costs. These factors could affect the industrial sector and could affect the price of the equity securities held by the Industrial Select Sector SPDR® Fund and the price of the Industrial Select Sector SPDR® Fund during the term of the securities, which may adversely affect the value of your securities.

▪	The Real Estate Select Sector SPDR® Fund is subject to risks associated with the real estate sector. All or substantially all of the equity securities held by the Real Estate Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the real estate sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. There are special risks associated with investment in securities of companies engaged in real property markets, including, without limitation REITs and real estate operating companies. An investment in a real property company may be subject to risks similar to those associated with direct ownership of real estate, including, by way of example, the possibility of declines in the value of real estate, losses from casualty or condemnation, and changes in local and general economic conditions, supply and demand, interest rates, environmental liability, zoning laws, regulatory limitations on rents, property taxes, and operating expenses. An investment in a real property company is subject to additional risks, such as poor performance by the manager of the real property company, adverse changes in tax laws, difficulties in valuing and disposing of real estate, and the effect of general declines in stock prices. Some real property companies have limited diversification because they invest in a limited number of properties, a narrow geographic area, or a single type of property. Also, the organizational documents of a real property company may contain provisions that make changes in control of the company difficult and time-consuming. As a shareholder in a real property company, the Real Estate Select Sector SPDR® Fund, and indirectly the Real Estate Select Sector SPDR® Fund’s shareholders, would bear their ratable shares of the real property company’s expenses and would at the same time continue to pay their own fees and expenses. REITs are subject to the risks associated with investing in the securities of real property companies. In particular, REITs may be affected by changes in the values of the underlying properties that they own or operate. Further, REITs are dependent upon specialized management skills, and their investments may be concentrated in relatively few properties, or in a small geographic area or a single property type. REITs are also subject to heavy cash flow dependency and, as a result, are particularly reliant on the proper functioning of capital markets, as well as defaults by borrowers and self-liquidation. A variety of economic and other factors may adversely affect a lessee’s ability to meet its obligations to a REIT. In the event of a default by a lessee, the REIT may experience delays in enforcing its rights as a lessor and may incur substantial costs associated with protecting its investments. In addition, a REIT could possibly fail to qualify for favorable tax treatment under the Internal Revenue Code, or to maintain its exemptions from registration under the 1940 Act, which could have adverse consequences for the Real Estate Select Sector SPDR® Fund. Investments in REITs are also subject to the risks affecting equity markets generally. These factors could affect the real estate sector and could affect the price of the equity securities held by the Real Estate Select Sector SPDR® Fund and the price of the Real Estate Select Sector SPDR® Fund during the term of the securities, which may adversely affect the value of your securities.

▪	The VanEck® Semiconductor ETF is subject to risks associated with the semiconductor production and equipment sector. All or substantially all of the securities held by the VanEck® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition.

December 2022	PS-8

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the price of the equity securities held by the VanEck® Semiconductor ETF and the price of the VanEck® Semiconductor ETF during the term of the securities, which may adversely affect the value of your securities.

▪	Our offering of the securities does not constitute a recommendation of the basket or the basket components by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the basket components is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the basket components or in instruments related to the basket components, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates or the placement agents or their affiliates may affect the price of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the basket components may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the basket components and other financial instruments related to the basket components and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the basket components and other financial instruments related to the basket components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the issuers of the basket components, including extending loans to, making equity investments in or providing advisory services to the issuers of the basket components. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about the issuers of the basket components, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of the issuers of the basket components, they may exercise any remedies against the issuers of the basket components that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if a basket component pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by a basket component unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of that basket component on the date of declaration of the dividend. Any dividend will reduce the closing price of the basket component by the amount of the dividend per share. If a basket component pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing price of a basket component. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of a basket component would not.

December 2022	PS-9

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

▪	The securities may become linked to a basket component other than an original basket component upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original basket component. For example, if a basket component enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing price of that basket component following consummation of the merger will be based on the price of such other shares. Additionally, if the underlying shares of a basket component are delisted, the calculation agent may select a successor basket component. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The price and performance of the underlying shares of a basket component may not completely track the performance of the underlying index that the basket component seeks to track or the net asset value per share of the basket component. Each basket component does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of a basket component will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of a basket component and its underlying index. In addition, corporate actions with respect to the equity securities held by a basket component (such as mergers and spin-offs) may impact the variance between the performance of a basket component and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing price of a basket component may differ from the net asset value per share of a basket component.

During periods of market volatility, securities included in a basket component’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a basket component and the liquidity of a basket component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a basket component. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing price of a basket component may vary substantially from the net asset value per share of a basket component. For all of the foregoing reasons, the performance of a basket component may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	Changes that affect the basket components may affect the value of your securities. The sponsors of the basket components may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the basket components. We are not affiliated with any such basket component sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the basket components and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

December 2022	PS-10

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date for these securities. The graph below sets forth the hypothetical historical daily values of the basket for the period from December 11, 2019 to December 16, 2022, assuming that the basket was created on December 11, 2019 with the same basket components and corresponding weights in the basket and with a value of 100 on that date. The hypothetical performance of the basket is based on the actual closing prices of the basket components on the applicable dates. We obtained these closing prices from Bloomberg L.P., without independent verification. Any historical trend in the value of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket Performance December 11, 2019 to December 16, 2022

December 2022	PS-11

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Information About the Health Care Select Sector SPDR® Fund

The Health Care Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the S&P Health Care Select Sector Index. The S&P Health Care Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the health care sector. The S&P Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology.

The Health Care Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Health Care Select Sector SPDR® Fund.

Information provided to or filed with the SEC by The Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Health Care Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLV.”

We have derived all information regarding the Health Care Select Sector SPDR® Fund from publicly available information and have not independently verified any information regarding the Health Care Select Sector SPDR® Fund. This pricing supplement relates only to the securities and not to the Health Care Select Sector SPDR® Fund. We make no representation as to the performance of the Health Care Select Sector SPDR® Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Health Care Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the Health Care Select Sector SPDR® Fund on December 16, 2022 was $135.53.

The graph below shows the closing price of the Health Care Select Sector SPDR® Fund for each day such price was available from January 3, 2012 to December 16, 2022. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take historical closing prices as an indication of future performance.

Health Care Select Sector SPDR® Fund – Historical Closing Prices January 3, 2012 to December 16, 2022

December 2022	PS-12

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Information About the Industrial Select Sector SPDR® Fund

The Industrial Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Industrial Select Sector Index. The Industrial Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and whose primary line of business is directly associated with the industrials sector. The Industrial Select Sector Index includes companies in the following industries: aerospace and defense; industrial conglomerates; marine; transportation infrastructure; machinery; road and rail; air freight and logistics; commercial services and supplies; professional services; electrical equipment; construction and engineering; trading companies and distributors; airlines; and building products.

The Industrial Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Industrial Select Sector SPDR® Fund.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Industrial Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLI.”

We have derived all information regarding the Industrial Select Sector SPDR® Fund from publicly available information and have not independently verified any information regarding the Industrial Select Sector SPDR® Fund. This pricing supplement relates only to the securities and not to the Industrial Select Sector SPDR® Fund. We make no representation as to the performance of the Industrial Select Sector SPDR® Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Industrial Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the Industrial Select Sector SPDR® Fund on December 16, 2022 was $98.10.

The graph below shows the closing price of the Industrial Select Sector SPDR® Fund for each day such price was available from January 3, 2012 to December 16, 2022. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take historical closing prices as an indication of future performance.

Industrial Select Sector SPDR® Fund – Historical Closing Prices January 3, 2012 to December 16, 2022

December 2022	PS-13

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Information About the Real Estate Select Sector SPDR® Fund

The Real Estate Select Sector SPDR® Fund is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the performance of publicly traded equity securities of companies in the Real Estate Select Sector Index. The Real Estate Select Sector Index is intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and whose primary line of business is directly associated with the real estate sector. The Real Estate Select Sector Index includes companies in the following industries: real estate management and development and REITs, excluding mortgage REITs.

The Real Estate Select Sector SPDR® Fund is managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Real Estate Select Sector SPDR® Fund.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the Real Estate Select Sector SPDR® Fund trade on the NYSE Arca under the ticker symbol “XLRE.”

We have derived all information regarding the Real Estate Select Sector SPDR® Fund from publicly available information and have not independently verified any information regarding the Real Estate Select Sector SPDR® Fund. This pricing supplement relates only to the securities and not to the Real Estate Select Sector SPDR® Fund. We make no representation as to the performance of the Real Estate Select Sector SPDR® Fund over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Real Estate Select Sector SPDR® Fund is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the Real Estate Select Sector SPDR® Fund on December 16, 2022 was $37.50.

The graph below shows the closing price of the Real Estate Select Sector SPDR® Fund for each day such price was available from October 8, 2015 to December 16, 2022. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take historical closing prices as an indication of future performance.

Real Estate Select Sector SPDR® Fund – Historical Closing Prices October 8, 2015 to December 16, 2022

December 2022	PS-14

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

Information About the VanEck® Semiconductor ETF

The VanEck® Semiconductor ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index. The fund invests in the largest and most liquid companies listed in the US which are active in the semiconductor sector. The VanEck® Semiconductor ETF will not hold more than 20% in any one security.

Information provided to or filed with the SEC by the VanEck® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the VanEck® Semiconductor ETF trade on the NASDAQ Global Market under the ticker symbol “SMH.”

We have derived all information regarding the VanEck® Semiconductor ETF from publicly available information and have not independently verified any information regarding the VanEck® Semiconductor ETF. This pricing supplement relates only to the securities and not to the VanEck® Semiconductor ETF. We make no representation as to the performance of the VanEck® Semiconductor ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the VanEck® Semiconductor ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the VanEck® Semiconductor ETF on December 16, 2022 was $213.58.

The graph below shows the closing price of the VanEck® Semiconductor ETF for each day such price was available from December 11, 2019 to December 16, 2022. We obtained the closing prices from Bloomberg L.P., without independent verification. You should not take historical closing prices as an indication of future performance.

VanEck® Semiconductor ETF – Historical Closing Prices December 11, 2019 to December 16, 2022

December 2022	PS-15

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

December 2022	PS-16

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Plus Notes Based on an Equally Weighted Basket of Four ETFs Due January , 2024

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $10.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $10.00 for each security they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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December 2022	PS-17